UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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USA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Hudson Executive Capital LP

HEC Management GP LLC

HEC Master Fund LP

HEC SPV IV LP

Lisa P. Baird

Douglas G. Bergeron

Douglas L. Braunstein

Jacob Lamm

Michael K. Passilla

Ellen Richey

Anne M. Smalling

Shannon S. Warren

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Hudson Executive Capital LP, dated November 21, 2019.

* * * * *

HUDSON EXECUTIVE ANNOUNCES VICTORY IN LAWSUIT AGAINST USA TECHNOLOGIES TO

RESTORE SHAREHOLDERS’ RIGHTS

Court Orders USA Technologies to Hold Annual Meeting No Later than April 2020

All Directors Must Stand for Election at Annual Meeting

NEW YORK – November 21, 2019 – Hudson Executive Capital LP (“Hudson Executive” or “HEC”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC: USAT) with beneficial ownership of approximately 16.3% of common stock, today announced that the Court of Common Pleas of Chester County, Pennsylvania has ordered USAT to hold its annual meeting of shareholders no later than April 2020. USAT has not held an annual meeting of shareholders in nearly 19 months. The Court also ordered that USAT’s entire Board of Directors stand for election at the annual meeting and prohibited the Board from making any further amendments to the Company’s bylaws.

Douglas Braunstein, Founder and Managing Partner of Hudson Executive, stated: “This order is a reprimand of USAT’s current board and the detrimental actions it has taken in refusing to allow shareholders to vote. True to form, the Board chose the last possible date permitted by the Court, further underscoring the need for new leadership. It is high time that USAT has a board that will look out for the interests of all shareholders and we are pleased the Court has provided shareholders with this opportunity.”

Moreover, today’s order allows Hudson Executive to nominate its slate of highly qualified, independent candidates for election to the USAT Board at the annual meeting. Hudson Executive will file solicitation materials expeditiously with the U.S. Securities and Exchange Commission so that shareholders can express their will. Consistent with the Court’s order, which was consented to by USAT and Hudson Executive following oral arguments, Hudson Executive is suspending its solicitation of consents to call a special meeting because all shareholders have the opportunity to vote meaningfully sooner to change existing Company leadership than would have occurred through the special meeting process.

Cadwalader, Wickersham & Taft LLP and Pepper Hamilton LLP are serving as legal advisors to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to Hudson Executive’s solicitation of revocable consents to request a special meeting of shareholders (the “Special Meeting”) of USA Technologies, Inc. (the “Company”) and intended solicitation of proxies for the 2020 annual meeting of shareholders (the “Annual Meeting”) of the Company. In connection with these solicitations, Hudson Executive and certain of its affiliates have filed a definitive solicitation statement to solicit revocable consents to request the Special Meeting with the U.S. Securities and Exchange Commission (“SEC”) on November 15, 2019 and will file a proxy statement to solicit proxies from shareholders of the Company for use at the Company’s Annual Meeting. Hudson Executive will furnish to the shareholders of the Company the definitive solicitation statement, together with a BLUE consent card, and the definitive proxy statement, together with a GOLD proxy card. HUDSON EXECUTIVE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE SOLICITATION STATEMENT AND THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Such solicitation statement and any other relevant documents are available, and the proxy statement, when filed, will be available, at no charge on the SEC’s website at http://www.sec.gov and, without charge, on request from Hudson Executive’s solicitor, Innisfree M&A Incorporated (toll-free for shareholders at (888) 750-5834; collect for banks and brokers (212) 750-5833).

Participant Information

Hudson Executive, HEC Management GP LLC, HEC Master Fund LP, HEC SPV IV LP, Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren are “participants” under SEC rules in the solicitations. Information about each of the participants is set forth in the definitive solicitation statement and will be set forth in the proxy statement that Hudson Executive plans to file with the SEC. Except as set forth in the proxy statement and solicitation statement, no participant in the solicitations has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting or Special Meeting.

Press Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

212.257.4170

Investor Contact

Scott Winter/Gabrielle Wolf

Innisfree M&A Incorporated

212.750.5833